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Exhibit 99.1


                             (COMPANY LOGO OMITTED)


One First Financial Plaza, Terre Haute, IN 47807  o  (812) 238-6000

FOR IMMEDIATE RELEASE                         For more information contact:
April 27, 2004                                Michael A. Carty at (812) 238-6264


FIRST FINANCIAL CORPORATION REPORTS 1ST QUARTER EARNINGS

TERRE HAUTE, INDIANA - First Financial Corporation (NASDAQ: THFF) today announced year-to-date net income of $10.7 million, or $.79 per share compared to $7.0 million and $.52 per share for the same period in 2003, an increase of 51.9%.

The continued low interest rate environment lead to a decrease in net interest income for the quarter of $1.0 million or 5.3% compared to the same period for 2003.

During the quarter, non-interest income increased by $4.5 million, or 55.7%, over the same period in 2003. This increase includes proceeds of $4.1 million from a life insurance policy.

Non interest expense increased $107 thousand during the quarter, a .7% increase over the same period in 2003. This modest increase is a reflection of the Corporation's commitment to control the expense of its operations.

Comparing the first quarter of 2004 to the same period in 2003, average loans are up $18.7 million, or 1.3%. The Corporation achieved this increase even though it sold $183.1 million of loans over the previous 12 months to reduce exposure to rising interest rates and to produce fee income. Average deposits were up $19.4 million, or 1.3%. These funds were used to reduce average bank borrowings by $19.0 million. Average shareholders' equity increased $15.3 million, or 6.2%. The financial performance increased book value per share on March 31, 2004 to $19.67, an 8.3% increase over the March 31, 2003 book value of $18.17.

Statements in this press release that relate to future results and events (including statements about future financial and operating performance) are based on the Corporation's current expectations. Actual results in future periods may differ materially from those currently expected or desired because of a number of risks and uncertainties, including general economic and business conditions; changes in interest rates; loss of deposits and loan demand to other financial institutions; substantial changes in financial markets; changes in real estate values and the real estate market; or regulatory changes. Additional discussion of these and other factors affecting the Corporation's business and prospects is contained in the Corporation's periodic filings with the Securities and Exchange Commission.

First Financial Corporation is the holding company for First Financial Bank, N.A., First State Bank, First Farmers State Bank, First Parke State Bank, The Morris Plan Company of Terre Haute and Forrest Sherer, Inc. in Indiana, and First Crawford State Bank, and First Community Bank N.A. in Illinois.


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                           FIRST FINANCIAL CORPORATION

           FOR THE QUARTER AND THE THREE MONTHS ENDING MARCH 31, 2004

               (Dollar amounts in thousands except per share data)

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
                                         03/31/04      03/31/03      Change   % Change

YEAR & QUARTER TO DATE INFORMATION:

Net Income                                $10,685        $7,033      $3,652     51.93%
Earnings Per Average Share                  $0.79         $0.52       $0.27     51.92%
Return on Assets                            1.90%         1.29%       0.61%     47.29%
Return on Equity                           16.38%        11.45%       4.93%     43.06%
Net Interest Margin                         3.78%         4.02%      -0.24%     -5.97%
Net Interest Income                       $17,933       $18,929       ($996)    -5.26%
Non-Interest Income                       $12,577        $8,079      $4,498     55.68%
Non Interest Expense                      $15,532       $15,425        $107      0.69%
Loss Provision                             $1,923        $2,227       ($304)   -13.65%
Net Charge Offs                            $1,765        $1,662        $103      6.20%
Efficiency Ratio                           55.70%        53.98%       1.72%      3.19%


BALANCE SHEET:

Assets                                 $2,198,863    $2,112,576     $86,287      4.08%
Deposits                               $1,432,495    $1,421,743     $10,752      0.76%
Loans                                  $1,432,816    $1,395,305     $37,511      2.69%
Shareholders' Equity                     $266,133      $246,889     $19,244      7.79%
Book Value Per Share                       $19.67        $18.17       $1.50      8.26%
Average Assets                          2,243,928     2,187,124     $56,804      2.60%
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